Exhibit 12


November   , 2007                                                    41375.00005


Daily Income Fund
Daily Tax Free Income Fund, Inc.
600 Fifth Avenue, 8th Floor
New York, New York 10020-2302

Re: Reorganization of the Daily Tax Free Income Fund, Inc. into the Daily Income Fund

Ladies and Gentlemen:

We have acted as counsel to the Daily Tax Free Income Fund, Inc. and the Daily Income Fund (the "Companies"), in connection with the reorganization of the Municipal Portfolio (the "Acquired Fund"), which is the sole investment portfolio of the Daily Tax Free Income, Inc., into the Municipal Portfolio (the "Surviving Fund" and together with the Acquired Fund, the "Funds"), an investment portfolio of the Daily Income Fund, in accordance with Agreement and Plan of Reorganization and Liquidation (the "Plan") adopted by the Boards of Directors/Trustees of the Companies on June 7, 2007. Pursuant to the Plan, all of the then-existing assets of the Acquired Fund will be transferred to the Surviving Fund in exchange for: (i) the assumption of all the obligations and liabilities of the Acquired Fund by the Surviving Fund and (ii) the issuance and delivery to the Acquired Fund of full and fractional shares of the Surviving Fund's appropriate class of shares (the "Shares"), and such Shares shall be distributed by the Acquired Fund pro rata to their shareholders upon their liquidation (the "Reorganization"). This opinion is furnished to you pursuant to sections 10.F and 11.D of the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to the Companies in connection with the Reorganization. For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)      the Plan;

(b) such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Surviving Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(c)      the certificate attached to this opinion as Exhibit A.

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Daily Income Fund
Daily Tax Free Income Fund, Inc.
November   , 2007
Page 2


In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1. That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the Effective Time) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2. That all representations, warranties and statements made or agreed to by the Companies on behalf of the Funds, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including but not limited to those set forth in the Plans (including the exhibits) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

         The Reorganization will be a reorganization within the meaning of
         Section 368(a)(1)(C) of the Code.

         The Acquired Fund and the Surviving Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to the Surviving Fund in exchange for the Shares and the Surviving Fund's assumption of the liabilities of the Acquired Fund.

         The tax basis of the Acquired Fund's assets acquired by the Surviving Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the transaction.

         The holding period of the assets of the Acquired Fund in the hands of the Surviving Fund will include the period during which those assets were held by the Acquired Fund.

         No gain or loss will be recognized by the Surviving Fund upon its receipt of all of the Acquired Fund's assets and the assumption of its liabilities solely in exchange for the Shares.

         No gain or loss will be recognized by the shareholders of the Acquired Fund upon their receipt of the Shares in exchange for their shares of the Acquired Fund.

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Daily Income Fund
Daily Tax Free Income Fund, Inc.
November   , 2007
Page 3


         The basis of the Shares received by the shareholders of the Acquired Fund will be the same as their basis in the shares of the Acquired Fund surrendered in exchange therefor.

         The holding period of the Shares received by the shareholders of the Acquired Fund will include the period that they held the Acquired Fund shares surrendered in exchange therefor, provided that such Acquired Fund shares are held by them as capital assets on the date of the exchange.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may not be relied upon except by the Companies and their shareholders of the Acquired Fund, with respect to the consequences specifically discussed herein.

This opinion addresses only the general tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion represents only our best judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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Daily Income Fund
Daily Tax Free Income Fund, Inc.
November   , 2007
Page 4


This opinion has been delivered to you for the purposes set forth in sections 10.F and 11.D of the Plan and may not be distributed or otherwise made available to any other person or entity without our prior written consent.



Very truly yours,



PAUL, HASTINGS, JANOFSKY & WALKER LLP







As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code.